Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Augme Technologies, Inc. (Form S-3 No. 333-175191, and Form S-8 Nos. 333-76528, 333-117481, 333-157475, 333-158382, 333-160894, 333-163918, 333-170067, and 333-170069) of our report dated August 5, 2011, relating to the financial statements of Hipcricket, Inc. as of December 31, 2010 and 2009, and for the years then ended, appearing in this Current Report on Form 8-K of Augme Technologies, Inc.

/s/ Moss Adams LLP

Seattle, Washington

August 30, 2011